Exhibit 10.2
STOCK OPTION AWARD AGREEMENT UNDER THE
IDEARC INC. 2008 INCENTIVE COMPENSATION PLAN
     AGREEMENT made as of the 2nd day of June, 2008, by and between IDEARC INC. (the “Company”) and Scott W. Klein (the “Optionee”).
     1. Award. Pursuant to the Idearc Inc. 2008 Incentive Compensation Plan (the “Plan”), the Company hereby grants to the Optionee an option (the “Option”) to purchase up to 250,000 shares of the Company’s common stock (the “Common Stock”) at an exercise price per share of $3.93 upon the terms and conditions set forth in this Agreement and the Plan. A copy of the Plan is attached to this Agreement. The Optionee is a party to that certain Employment Agreement between the Optionee and the Company, dated May 30, 2008 (the “Employment Agreement”). The provisions of the Employment Agreement will govern in the event of any inconsistency with the terms of this Agreement. Capitalized terms used but not defined in this Agreement will have the meanings ascribed to them by the Plan. This award is made in accordance with and in satisfaction of the Company’s obligation under Section 2.4 of the Employment Agreement (relating to the initial award of a Company stock option covering 250,000 shares of Common Stock).
     2. Option Term. Unless terminated sooner, the Option shall expire if and to the extent it is not exercised within ten years from the date hereof.
     3. Vesting Conditions.
     (a) General. Except as otherwise provided, the Option will become vested on May 31, 2011, subject to the Optionee’s continuous employment with the Company or any of its subsidiaries (“Idearc”) through such vesting date.
     (b) Special Vesting Rules. If, before the Option becomes vested, the Optionee’s employment with Idearc terminates by reason of the Optionee’s death, or is terminated by Idearc without Cause or by reason of the Optionee’s Disability (as defined in the Employment Agreement), or is terminated by the Optionee for Good Reason pursuant to the Employment Agreement, then the Option will thereupon become fully vested; provided, however, that no such acceleration of vesting will apply unless, as of the time such acceleration would otherwise occur, the Optionee has maintained continuous compliance with the restrictive covenants set forth in Section 8 of the Employment Agreement (the “Restrictive Covenants”) and the Optionee has executed and delivered to the Company a general release of claims against the Company, its subsidiaries and any of its or their affiliates in the form attached to the Employment Agreement as Exhibit C.
     4. Termination of Employment. If the Optionee ceases to be employed by Idearc for any reason other than death or Disability, then, unless sooner terminated under the terms hereof, the vested portion of the Option (determined with regard to any acceleration of vesting that occurs under Section 3(b) above) will terminate if and to the extent it is not exercised within three months after the date of the Optionee’s termination of employment, provided, however, that, if the Optionee’s employment is terminated by the Company for “Cause” (as defined in the Plan), then the Option (whether or not vested) will terminate upon the date of such termination of employment. If the Optionee’s employment is terminated by reason of the Optionee’s death or

Disability (or if the Optionee’s employment is terminated by reason of Disability and the Optionee dies within one year after such termination of employment), then, unless sooner terminated under the terms hereof, the vested portion of the Option will terminate if and to the extent it is not exercised within one year after the date of such termination of employment (or within one year after the date of the Optionee’s death if the Optionee’s employment is terminated by reason of Disability and the Optionee dies within one year after such termination). The Option will be forfeited by the Optionee and will terminate at the time of the termination of the Optionee’s employment with Idearc if and to the extent the Option is not or does not become vested at such time.
     5. Exercise of Option. If the Option becomes vested, it may be exercised in whole or in part by delivering to the Executive Vice President — Human Resources and Employee Administration of the Company (a) a written notice specifying the number of whole shares of Common Stock with respect to which the Option is being exercised, and (b) payment in full of the exercise price, together with the amount, if any, deemed necessary by the Company to enable it to satisfy any income tax withholding obligations attributable to the exercise. The exercise price and withholding amount shall be payable by bank or certified check or pursuant to such other methods as may be permitted by the Company in accordance with the Plan.
     6. Rights as a Stockholder. No shares of Common Stock shall be sold or delivered hereunder until full payment for such shares has been made (including, for this purpose, satisfaction of the applicable withholding tax). The Optionee shall have no rights as a stockholder with respect to any shares covered by this Option unless and until the Option is exercised and the shares covered by the exercise of the Option are issued in the name of the Optionee. Except as otherwise specified, no adjustment shall be made for dividends or distributions of other rights for which the record date is prior to the date such shares are issued.
     7. Assignment; Beneficiary. The Option and the Optionee’s rights with respect thereto may not be assigned, pledged or transferred except to the Optionee’s beneficiary following the Optionee’s death (subject to the terms of this Agreement and the Plan), and any attempted assignment, pledge or transfer in violation of this Agreement or the Plan will be void ab initio and of no force or effect. The Optionee may designate a beneficiary by filing a written (or electronic) beneficiary designation form with the Company in a manner prescribed or deemed acceptable for this purpose by the Company’s Executive Vice President — Human Resources and Employee Administration. Each such beneficiary designation will automatically revoke all prior designations by the Optionee. If the Optionee does not make a valid beneficiary designation during the Optionee’s lifetime or if no designated beneficiary survives the Optionee, the Optionee’s beneficiary will be deemed to be the Optionee’s surviving spouse or, if none, the Optionee’s estate.
     8. No Other Rights Conferred. The grant of the Option under this Agreement shall not be deemed to constitute a contract of employment with the Optionee or affect in any way the right of the Company or a subsidiary to terminate the Optionee’s employment at any time for any or no reason. Compensation attributable to the Option shall not be taken into account as compensation for purposes of determining the Optionee’s benefits or entitlements under any employee pension, savings, group insurance, severance or other benefit plan or arrangement, unless and except to the extent otherwise specifically provided by such plan or arrangement.

     9. Withholding. The Company’s obligation to issue shares of Common Stock pursuant to the exercise of the Option shall be subject to and conditioned upon the satisfaction by the Optionee of applicable tax withholding obligations. The Company and its subsidiaries may require the Optionee to remit an amount sufficient to satisfy applicable withholding taxes or deduct or withhold such amount from any payments otherwise owed the Optionee (whether or not under this Agreement or the Plan). The Optionee expressly elects to authorize the Company to deduct from any compensation or any other payment of any kind due to the Optionee, including withholding the issuance of shares of Common Stock, the amount of any federal, state, local or foreign taxes required by law to be withheld as a result of the exercise of the Option; provided, however, that the value of the shares withheld may not exceed the statutory minimum withholding amount required by law.
     10. Committee Authority. The Human Resources Committee of the Company’s Board of Directors (the “Committee”) shall have complete discretion in the exercise of its rights, powers, and duties under this Agreement. Any interpretation or construction of any provision of, and the determination of any question arising under, this Agreement shall be made by the Committee in its discretion and such exercise shall be final, conclusive, and binding. The Committee may designate any individual or individuals to perform any of its functions hereunder.
     11. Successors. This Agreement shall be binding upon, and inure to the benefit of, any successor or successors of the Company and any beneficiary of the Optionee.
     12. Construction. This Agreement is intended to reflect the grant of the Option upon the terms and conditions authorized by the Plan. Any provisions of this Agreement that cannot be so administered, interpreted, or construed shall be disregarded. In the event that any provision of this Agreement is held invalid or unenforceable, such provision shall be considered separate and apart from the remainder of this Agreement, which shall remain in full force and effect. In the event that any provision, including any restrictive covenant made as a part of this Agreement, is held to be unenforceable for being unduly broad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.
     13. Applicable Law. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the conflicts of laws provisions thereof.
     14. Notice. Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of the Executive Vice President — Human Resources and Employee Administration of Idearc Inc. at P. O. Box 619810, 2200 West Airfield Dr., D/FW Airport, TX, 75261 and any notice to the Optionee shall be addressed to the Optionee at the current address shown on the payroll records of the Company, or to such other address as the Optionee may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

     15. Dispute Resolution. Except as otherwise specified herein, all disputes arising under the Plan or this Agreement and all claims in which the Optionee seeks damages that relate in any way to the Option or other benefits of the Plan are subject to the dispute resolution procedures described in the Employment Agreement.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

IDEARC INC.

By:	/s/ Cody Wilbanks

Cody Wilbanks
Acting Executive Vice President – General Counsel

/s/ Scott W. Klein

Optionee